Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended June 30, 2011

- Core Earnings for the Second Quarter up 15.0% per Share Over First Quarter 2011 -

- Declares Dividend of $0.44 Per Share for Third Quarter 2011 -

- $819.0 million of New Investments in Second Quarter Bringing Total Investments to $2.5 billion -

GREENWICH, Conn., August 2, 2011 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced operating results for the second fiscal quarter ended June 30, 2011. The Company’s Core Earnings, a Non-GAAP financial measure, were $36.1 million or $0.43 per diluted share for the quarter. The 2011 year-to-date Core Earnings totaled $67.5 million, or $0.86 per diluted share, more than double the per diluted share amount for the same period in the prior year of $20.0 million, or $0.41 per diluted share.

Net income attributable to the Company for the three and six months ended June 30, 2011 was approximately $32.4 million and $63.9 million, respectively, compared to $10.8 million and $16.8 million, respectively, for the three and six months ended June 30, 2010. Net income per diluted share outstanding for the quarter ended June 30, 2011 increased 77% to $0.39 compared to $0.22 for the second quarter of 2010. For the six months ended June 30, 2011, net income per diluted share outstanding was $0.82 compared to $0.35 for the six months ended June 30, 2010.

Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust, stated, “The second quarter was our most active since the Company’s inception in August 2009, as we completed over $800 million of investments.  However, over the past 45 days there has been significant volatility in the real estate credit markets which has resulted in a widening of spreads.  In response, we have both increased the interest rate we charge to potential borrowers for new loans and slowed the pace of activity in the short-term.  We view this market dislocation as a great opportunity as there should be an increased number of attractive opportunities for well capitalized, flexible companies such as Starwood Property Trust.  We are pleased that our $2 billion loan portfolio with a weighted average loan to value (LTV) of approximately 68% supports our solid dividend.  In addition, our global reputation to source, structure and underwrite transactions that meet our high return/manageable risk thresholds, which traditional lenders may not be able to match, continues to grow and should provide long term benefit to all of our stakeholders.”

Investment Portfolio

During the quarter ended June 30, 2011, the Company originated, acquired or funded $819.0 million of new investments, including $793.5 million of target investments, bringing the Company’s net investments since inception to over $2.5 billion.  The carrying amount of the Company’s target assets held for investment is approximately $2.0 billion which the Company believes, based upon its assumptions, should generate an annualized levered return of approximately 11.8%.

Significant transactions during the second quarter of 2011 included the following:

•                  In April, originated $117.8 million, acquired $15 million and funded an additional $2.6 million of loans, including the origination of a $45.5 million first mortgage loan secured by a three building  mixed-use development located in Richmond, VA.

•                  In May, completed a secondary equity offering of 22,000,000 shares of common stock, generating $475.9 million in net proceeds.

•                  In May, originated $34.7 million, acquired $126.7 million and funded an additional $3.4 million of loans, including the acquisition of a $126.7 million mezzanine loan secured by a portfolio of 28 full service hotels located across 13 states and Washington D.C.

•                  In June, originated $451.7 million, acquired $38.0 million and funded an additional $3.7 million of loans, as well as acquired $25.5 million of other investments.  This included two loan originations of $175.0 million and $71.5 million which are secured by retail properties in North Carolina and Germany, respectively.

•                  In June, closed two financing facilities that have added $267.4 million in additional borrowing capacity.

Starwood Property Trust, Inc. Investments as of June 30, 2011

($ amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Expected Return (3)
First mortgages held for investment	$770,636	$754,236	$222,690	$531,546	9.9%
Subordinated mortgages held for investment	549,820	495,171	82,614	412,557	12.9%
Mezzanine loans held for investment	612,862	589,636	20,053	569,583	13.0%
CMBS available-for-sale at fair value	215,348	199,804	121,650	78,154	10.7%
Total target portfolio	$2,148,666	$2,038,847	$447,007	$1,591,840	11.8%
First mortgages held for sale at fair value	287,533	296,672	192,170	104,502
RMBS available-for-sale at fair value	99,747	82,959	58,491	24,468
Other Investments and loans held in securitization trust	95,428	94,204	53,646	40,558
Total Investments	$2,631,374	$2,512,682	$751,314	$1,761,368

(1)          The difference between the Carrying Value and Face Amount of the loans held for investment consists of unamortized  purchase discount, deferred loan fees and loan origination costs.  The difference between the Carrying Value and Face Amount of the loans held for sale at fair value consists of the net unrealized gains on the fair value of the loans.  The difference between the Carrying Value and Face Amount of the available-for-sale securities consists of the unrealized gains / (losses) on the fair value of the securities and unamortized purchase discount.

(2)          Current financings are either fixed rate, floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)          Returns are the compounded effective rate of return earned over the life of the investment determined after the effects of existing leverage, and calculated on a weighted average basis. The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the

Company’s filings with the Securities and Exchange Commission. The levered return for the target investments held at June 30, 2011 is presented solely for informational purposes and will not equal income recognized in prior or future periods. Levered returns are based upon our assumptions, which the Company believes are reasonable.  Actual results may vary significantly.

Loan to Value of Portfolio

The following table reflects the weighted average Loan to Value of the Company’s investment portfolio as of June 30, 2011:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	47.9%	56.2%	26.3%
Ending LTV	62.8%	74.6%	71.2%	67.8%

(1)          Underlying property values are determined by management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.

(2)          Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Subsequent to Quarter End Investment Activity

Subsequent to the end of the second quarter, the Company has originated or acquired $63.8 million of target investments, including:

•                  In July, originated a $56.5 million first mortgage loan secured by two retail centers in Pennsylvania.

•                  In July, acquired an $8.4 million principal first mortgage loan secured by two hotels in Virginia and Maryland for $7.3 million.

Investment Pipeline

As of July 31, 2011, the Company had in excess of $600 million of loans and investments in various stages of due diligence that are under a term sheet.  Although the Company expects that it will be able to close a portion of these opportunities in the next 90 days, there can be no assurance in this regard.  In addition, the Company has determined that based on the dislocation in the commercial backed securities market that it will reduce the level of loans that it originates or acquires with the intention of selling the entirety of such loans into a securitization or to other lenders.

Investment Capacity

As of July 31, 2011, the Company had approximately $61.0 million of available cash and equivalents and approximately $100.5 million of net equity invested in liquid CMBS and RMBS that are classified as available-for-sale.  In addition, the Company has approximately $357.6 million of available capacity on its existing financing facilities of which $132.6 million has been approved but is not currently drawn on existing assets pledged to these facilities. Accordingly, the Company has the capacity to acquire approximately $220.0 million of unlevered subordinated and mezzanine loans, or utilizing unused credit facilities, between $550 and

$600 million of first mortgage loans.  In addition, during the third quarter of 2011 the Company expects to receive aggregate cash proceeds, net of any required debt repayments, of (i) $64.2 million from scheduled loan maturities and (ii) $45.0 million from sales of existing first mortgages to securitizations or other buyers.

The Company is also in the process of obtaining additional financing facilities in the near term to further augment its investment capacity and to fund certain of the loans and investments that the Company has under a term sheet.

Financing Activities

During the second quarter of 2011, the Company entered into two new asset repurchase agreements providing additional investment capacity of approximately $267.4 million. The first facility provides up to $150.0 million in revolving liquidity, secured by the Company’s identified loans pledged to the line. The agreement provides for an initial term of one year, with the possibility for an additional maturity extension of up to two years upon the satisfaction of certain criteria. The Company entered into a second repurchase agreement with a one year maturity providing up to $117.4 million in investment capacity. The revolving facility is secured by a mezzanine loan secured by a portfolio of 10 office buildings located in Northern Virginia, and as of June 30, 2011, had an outstanding balance of $20.1 million. As of June 30, 2011, the Company had an aggregate outstanding total of approximately $697.7 million under its seven financing facilities, with available undrawn capacity of approximately $463.6 million.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at June 30, 2011 was approximately $19.68 per share using issued and outstanding shares as of such date, or $19.36 per fully diluted share. The Company’s GAAP book value per share using issued and outstanding shares as of June 30, 2011 was $19.31. On a fully diluted basis, the Company’s GAAP book value at June 30, 2011 was $19.00.

Dividend

On August 2, 2011, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ended September 30, 2011.  The dividend is payable on October 14, 2011 to common stockholders of record on September 30, 2011.

2011 Guidance

As of June 30, 2011, the Company has held less than 4.0% of its equity in loans held entirely for securitization and historically has realized gains on these investments when the loans are sold into a securitization.  Beginning in mid-July 2011 there were several material developments in the commercial mortgage-backed securitization market, including: (i) sharp increases in the bond credit spreads for new issuances, (ii) an overall declining trend in the secondary trading prices of securitized mortgage backed securities, and (iii) escalating investor concerns surrounding the integrity of the credit ratings process for commercial mortgage-backed securities exacerbated by Standard & Poor’s recent withdrawal of its rating for the GS Mortgage Securities Trust 2011-GC4 securitization transaction.  As a result of these market developments, it is difficult to forecast securitization gains but the Company does not expect to incur any losses in the aggregate from these investments. The Company estimates that the fair value of its held for sale loans declined since June 30, 2011 by approximately

$7 million through July 31, 2011.  Accordingly, for the full year 2011 the Company is estimating Core Earnings in the range of $1.70 to $1.85 per diluted share. This reflects the Company’s estimates on: (i) the yield on existing and incremental investments; (ii) the pace of capital deployment; (iii) the access to, timing of and profits from its securitization business; (iv) access to and the nature of additional capital; and (v) the cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, August 2, 2011 at 10:00 a.m. Eastern Time to discuss second quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-203-7667

International:  1-719-234-0008

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  9439930

The playback can be accessed through August 16, 2011

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited, amounts in thousands, except share and per share data)

	Three-Months Ended June 30		Six-Months Ended June 30
	2011	2010	2011	2010
Net interest margin:
Interest income from mortgage-backed securities	$7,121	$4,703	$13,981	$9,034
Interest income from loans	41,047	16,627	73,764	26,326
Interest expense	(7,041)	(3,352)	(14,402)	(4,984)
Net interest margin	41,127	17,978	73,343	30,376
Expenses:
Management fees (including $3,501 and $1,327 for the three-months ended 2011 and 2010, and $7,345 and $2,869 for the six-months ended 2011 and 2010 of non-cash stock-based compensation)	9,664	4,792	19,010	9,762
Investment pursuit costs	531	189	619	278
General and administrative (including $56 and $19 for the three-months ended 2011 and 2010, and $96 and $37 for the six-months ended 2011 and 2010 of non-cash stock-based compensation)	2,760	1,476	4,864	3,166
Total expenses	12,955	6,457	24,493	13,206
Income before other income (expense) and taxes	28,172	11,521	48,850	17,170
Interest income from cash balances	119	229	263	840
Other income	663	—	447	—
Other-than-temporary impairment (“OTTI”)	(1,295)	—	(1,729)	—
Realized gain/(loss) on sale of investments	7,771	(2)	15,875	(2)
Realized foreign currency gain/(loss)	28	—	(2)	—
Realized loss on currency hedges	(130)	—	(206)	—
Realized loss on interest rate hedges	(2,003)	—	(2,581)	—
Realized loss on credit spread hedges	(728)	—	(970)	—
Unrealized gain on loans	5,767	—	8,954	—
Unrealized loss on interest rate hedges	(5,918)	—	(4,230)	—
Unrealized gain on credit spread hedges	2,628	—	2,441	—
Unrealized loss on currency hedges	(2,113)	(3,694)	(6,029)	(3,694)
Unrealized foreign currency remeasurement gain	1,174	3,396	5,158	3,396
Income before taxes	34,135	11,450	66,241	17,710
Income tax provision	823	40	1,204	40
Net Income	33,312	11,410	65,037	17,670
Net income attributable to non-controlling interests	888	561	1,166	880
Net income attributable to Starwood Property Trust, Inc.	$32,424	$10,849	$63,871	$16,790
Net income per share of common stock:
Basic	$0.40	$0.23	$0.83	$0.35
Diluted	$0.39	$0.22	$0.82	$0.35
Weighted average number of shares of common stock outstanding:
Basic	82,078,525	47,749,705	76,606,442	47,706,032
Diluted	83,639,365	48,626,300	78,252,582	48,626,300

Distributions declared per common share	$0.44	$0.25	$0.86	$0.47

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

June 30, 2011 Reconciliation of Net Income to Core Earnings

Amounts in Thousands Except Per Share Data

	Three Months Ended June 30, 2011	Per Diluted Share	Six Months Ended June 30, 2011	Per Diluted Share
Net income attributable to Starwood Property Trust, Inc	$32,424	$0.39	$63,871	$0.82
Add back: Non-cash stock-based compensation	3,556	0.04	7,441	0.10
Subtract: Unrealized F/X gain	(1,174)	(0.01)	(5,158)	(0.07)
Add back: Unrealized loss on derivatives	5,403	0.06	7,819	0.10
Add back: Management incentive fee	320	0.00	746	0.00
Subtract: Unrealized gain on loans held for sale at fair value	(5,767)	(0.07)	(8,954)	(0.11)
Add back: Other-than-temporary impairment	1,295	0.02	1,729	0.02
Core Earnings	$36,057	$0.43	$67,494	$0.86